Exhibit 99.1

                  Possis Medical, Inc. Reports First
Quarter Results; Company Meets EPS Guidance; Peripheral Revenue Up 71%
        Year-Over-Year; Total Revenue Slightly Below Guidance

    MINNEAPOLIS--(BUSINESS WIRE)--Nov. 22, 2005--Possis Medical, Inc. (NASDAQ:POSS) today reported sales of $15.5 million for the first quarter ended October 31, 2005, versus $17.5 million in the year-ago period, and $16.3 million in the fourth quarter of fiscal 2005. U.S. AngioJet(R) Rheolytic(TM) Thrombectomy System sales in the current quarter totaled $15.0 million, down $2.2 million from the year-ago period.
    Net income per diluted share for the first quarter of fiscal 2006, on a generally accepted accounting principles (GAAP) basis, was $266,000 or $0.01 per diluted share, which includes stock-based compensation expense of $702,000, net of tax, or $0.04 per diluted share, due to the implementation of FAS 123(R). Net income prior to fiscal 2006 did not include stock-based compensation expense. Including the pro forma stock-based compensation expense previously disclosed in Possis' financial statement footnotes, net income for the first quarter of fiscal 2005 would have been $1.6 million or $0.08 per diluted share, and net income for the fourth quarter of fiscal 2005 would have been $68,000 or $0.00 per diluted share.
    Non-GAAP (pro forma) net income for the first quarter of fiscal 2006 was $968,000 or $0.05 per diluted share, compared with $2.2 million or $0.11 per diluted share in the first quarter of fiscal 2005, and compared to $1.3 million or $0.07 per diluted share for the fourth quarter of fiscal 2005. Please refer to the non-GAAP (pro forma) Consolidated Statements of Income and Comprehensive Income on page 6; and the table on page 8 reconciling net income per diluted share on a GAAP basis to net income per share on a non-GAAP (pro forma) basis.
    Robert G. Dutcher, CEO of Possis Medical, said, "As outlined last quarter, we had anticipated that revenue levels in the first quarter would be down sequentially due to seasonality factors and down year-over-year largely due to the results from our AiMI study announced a year ago. Actual revenue for the quarter of $15.5 million just missed our guidance range of $15.9 to $16.2 million due to the combined factors of Hurricanes Katrina and Rita, higher than expected sales force turnover, increased competition, and continuing controversy concerning the role of thrombectomy and embolic protection in treating STEMI (ST segment elevation myocardial infarction) patients. On a franchise basis, coronary sales were most impacted and down somewhat from the stabilized level achieved during the prior two quarters. AV Access sales were also down slightly from the prior quarter. On a much more positive note, peripheral sales exceeded our expectations and continued to lead the way in catheter sales growth. Sales were positively impacted by increasing therapy adoption and the introduction of the new high-power DVX(TM) catheter. Year-over-year, the peripheral franchise showed impressive first quarter revenue growth of 71 percent and sequential quarterly growth of 21 percent. Our earnings per share was within our guidance range, both including and excluding expensing stock-based compensation per FAS 123 (R)."
    The Company sold 47 AngioJet System drive units in the first quarter, compared to 57 drive units one year ago and 50 drive units in the previous quarter. Said Dutcher, "We are pleased with the continued demand for our AngioJet Thrombectomy System from new customers. This growing footprint of AngioJet System drive units provides the necessary installed base to ensure continued penetration in our core markets, and also positions the Company to take advantage of new market opportunities, such as deep vein thrombosis (DVT) and pulmonary embolism (PE)."
    Possis Medical's gross profit margin was 73 percent in the first quarter, compared to 75 percent a year ago and 74 percent in the fourth quarter of fiscal 2005. The average catheter utilization rate per installed drive unit, a measure of recurring usage, was 7.5 in the first quarter, compared to 9.3 in the prior-year period and 8.2 in the fourth quarter of fiscal 2005.
    Selling, general and administrative expenses (SG&A) increased by $837,000 to $8.4 million in the first quarter of fiscal 2006 from the first quarter of fiscal 2005, due primarily to reflecting FAS 123(R) stock-based compensation charges in the current period. The increase in SG&A over the fourth quarter of fiscal 2005 was also primarily stock-based compensation related.
    First quarter research and development (R&D) spending increased by $72,000 to $2.5 million from the prior-year period due to stock-based compensation expenses partially offset by timing-related spending reductions for completed projects.
    "We continue to invest heavily in R&D, as a percentage of revenue, because we believe it is a key driver of our future growth," continued Dutcher. "The first quarter of 2006 was the first full quarter of sales for two new catheter models, the DVX(TM), our most powerful catheter, and the XMI(R) RX Plus, our second generation rapid-exchange catheter. We expect sales of these products to continue to ramp up during 2006 and help drive our growth. We now have several key submissions currently waiting for FDA approval, including our new AngioJet Ultra Console and combined thrombectomy sets, and expanded indications for two new catheters to include coronary indications for use. We expect to hear from the FDA on these submissions in early 2006," concluded Dutcher.
    The Company's cash and cash equivalents and marketable securities position increased slightly to $44.8 million at the end of the first quarter compared to $44.4 million at the end of the fiscal 2005 fourth quarter. This increase is attributable to positive operating cash flow partially offset by $1.1 million in common stock share repurchases made during the quarter.

    Product Development Update

    As illustrated by the recent product launches and regulatory submissions, Possis expects to continue to benefit from its ongoing investment in new and enhanced product designs. For example, in the first quarter of fiscal 2006 the Company introduced the Spiroflex(TM) catheter, another improvement to the 4 Fr rapid-exchange catheter line. This product features a spiral laser cut along the full length of the proximal stainless steel outer lumen, which is then jacketed with a soft plastic coating. Possis began an initial market evaluation during the quarter and the product was showcased at the October Transcatheter Cardiovascular Therapies (TCT) 2005 conference in Washington, D.C. "Spiroflex has received rave reviews from customers who have used it. We expect that when approved by the FDA for coronary use, the Spiroflex will rapidly become our flagship coronary catheter," said Dutcher.
    The Company also reported that, during the first quarter, it took significant steps in advancing its goal to bring its GuardDOG distal occlusion guidewire to market. GuardDOG is a specially designed line of guidewires, featuring a soft, compliant balloon at the distal tip. By inflating the balloon, the operator can temporarily and selectively occlude blood flow during interventional treatment. Dutcher said, "We are excited by the potential for this product. Physicians tell us that it will help optimize AngioJet thrombectomy, especially in cases of tough peripheral thrombus, and will also minimize the risk of procedure-related embolization. Based on the feedback we are getting from physicians, we are currently developing both .014 and .035 inch diameter GuardDOG occlusion guide wires, and balloons in a range of sizes. We anticipate that the new designs will be filed with the FDA in the first half of our 2006 fiscal year, with a market launch by the end of the year."

    New Clinical Science

    On another important and complementary front, Possis Medical is continuing to expand its commitment to sponsor meaningful new clinical science to highlight the value of AngioJet treatment for thrombus.
    In support of its coronary market, the Company sponsored an evening satellite symposium at the recent TCT2005 conference, the largest annual meeting of interventional cardiologists. The symposium was titled "Developments and New Approaches in the Treatment of Intracoronary Thrombosis with Rheolytic Thrombectomy," and addressed some of the concerns raised by the AiMI results. Dr. Charles Simonton of the Sanger Clinic in Charlotte, North Carolina, presented updated coronary AngioJet registry data. Dr. Fadi Matar of Cardioquest in Tampa, Florida, presented his positive experience in employing a combination therapy of AngioJet and an embolic protection filter wire to treat high-risk coronary patients. Dr. Ray Matthews of Good Samaritan Hospital in Los Angeles presented his patient registry of favorable results with AngioJet use in rescue percutaneous coronary intervention. Separately at TCT, Dr. Samin Sharma of the Mt. Sinai Medical Center in New York City presented on the positive benefits of AngioJet therapy with direct stenting in a sub-group of coronary patients with large thrombus.
    In addition, the Company is sponsoring the JETSTENT study of AngioJet treatment in heart attack patients with visible thrombus. In JETSTENT, up to 10 sites, primarily in Europe, will randomize 500 heart attack patients to be treated with a combination of AngioJet and stenting, or just stenting alone. The key difference between JETSTENT and AiMI is that all JETSTENT patients must have visible thrombus at baseline, or a total occlusion; and all AngioJet patients will be treated with the specific technique developed by Dr. David Antoniucci of Careggi Hospital, Florence, Italy. The Company expects that approximately 100 patients will be enrolled in JETSTENT by the end of fiscal 2006.
    Looking out through fiscal 2006, the Company is planning additional presentations of real-world AngioJet coronary treatment experiences. The list includes a round-table discussion of interventional cardiologists at the upcoming ACC meeting in Atlanta in March and the PCR meeting in Paris in May. "Undoubtedly, this is a lot of attention and activity focused on our coronary market," said Dutcher. "Regardless of the results of the AiMI study that were announced about a year ago, this work is critical to our future success and in achieving our growth targets," Dutcher continued.
    The Company also announced progress on initiatives to address rapidly growing peripheral vascular markets. In fiscal 2006, Possis Medical will deepen its investment in clinical science to develop AngioJet therapy for treating venous thromboembolic (VTE) disease. This includes both deep vein thrombosis (DVT) and pulmonary embolism
(PE). "Since the underlying cause of both these diseases is thrombus, many physicians are interested in treating their patients with AngioJet thrombectomy. We are excited by the potential for this area and estimate the initial market opportunity from treatment of these diseases exceeds $240 million and will grow significantly over the next decade," commented Dutcher. The Company expects to initiate a new IDE clinical trial of AngioJet in treating DVT by the end of fiscal 2006.

    New Reimbursement Update

    Possis also announced that the American Medical Association (AMA) has established five new peripheral Current Procedural Terminology
(CPT) codes for treatments involving the removal of thrombus using mechanical thrombectomy devices. These new codes identify specific types of therapy used in the peripheral vasculature; three codes relate to arterial interventions and two are for venous interventions. Based on the new peripheral CPT codes, physicians using AngioJet thrombectomy to treat peripheral arteries can expect to be reimbursed in the range of $227 - $393 per procedure, depending on geographic location and the specifics of the overall peripheral vascular treatment. "We expect that these new CPT codes will spur use of the AngioJet System in the treatment of peripheral thrombus. These specific CPT codes will make it far easier for physicians to correctly identify and be reimbursed for the procedures that they have been performing for several years," said Dutcher. These new CPT codes will go into effect on January 1, 2006.

    Outlook

    Looking ahead, coronary product sales are projected to be relatively flat sequentially for the balance of fiscal 2006, while peripheral product sales are projected to be up between 10 and 25 percent sequentially per quarter throughout the balance of fiscal 2006. Due to the revised coronary projections, the Company has reduced fiscal 2006 revenue projections from the previously stated guidance of $69 to $74 million to $66 to $70 million.
    The Company expects gross margins in the low to mid-seventies as a percent of sales and non-GAAP (pro forma) net income of between $0.34 and $0.42 per diluted share for fiscal 2006 versus $0.34 per share for fiscal 2005. Including the impact of FAS 123 (R) stock-based compensation expense, the Company expects net income per diluted share to be in the range of $0.16 to $0.24 for the full fiscal year compared to $0.16 per share for fiscal 2005. Possis anticipates second-quarter revenue to be approximately $15.7 to $16.1 million and net income in the range of $0.01 to $0.03 per diluted share. The impact of expensing stock-based compensation per FAS 123(R) is anticipated to be approximately $0.05 per diluted share for the second quarter and approximately $0.18 per diluted share for fiscal year 2006.
    The Company will host a conference call on Wednesday, November 23, 2005 at 9:30 am Central Time. Bob Dutcher, Chairman & CEO, and Jules Fisher, CFO, will discuss the first-quarter operating results and the remainder of fiscal 2006.
    To join the conference call, dial 888-889-7567 (international - 1-517-645-6377) by 9:25 am (CT), and give the password "Conference" and leader "Mr. Bob Dutcher."
    A webcast of the conference call can be accessed at www.possis.com under the Investors tab. The webcast can also be accessed at www.fulldisclosure.com for individual investors. Institutional investors can access the webcast through a password-protected site at www.streetevents.com. An archived webcast will be available for thirty days.
    A replay of the conference call will be available from Noon Central Time on Wednesday, November 23rd through Friday, November 25th at 11:59 pm Central Time. Dial toll-free 1-866-509-6763 (toll - 1-203-369-1928).

    Possis Medical, Inc. develops manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The AngioJet(R) Rheolytic(TM) Thrombectomy System is marketed in the United States for blood clot removal from native coronary arteries, leg arteries, coronary bypass grafts and AV dialysis access grafts.

    Certain statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of these statements relate to estimated future revenue, gross margins, expenses and earnings per share, regulatory approvals, product introductions, clinical initiatives, and the continuing impact from the results of the AiMI trial. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements such as the effectiveness of our sales and marketing efforts in re-establishing coronary product usage, our ability to effectively manage new product development timelines, and our ability to generate suitable clinical registry data to support growing use of the AngioJet in coronary applications. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in Exhibit 99 to the Company's Form 10-K for the year ended July 31, 2005, filed with the Securities and Exchange Commission.

    This release includes non-GAAP (pro forma) net income, non-GAAP (pro forma) net income per share data, and non-GAAP (pro forma) key business indicators, and other non-GAAP line items from the Consolidated Statements of Income and Comprehensive Income, including cost of medical products, operating expenses (including selling, general and administrative, and research and development), and provision for income taxes. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP (pro forma) measures used by other companies. Possis believes that the presentation of non-GAAP (pro forma) net income, non-GAAP (pro forma) net income per share data, non-GAAP (pro-forma) key business indicators and other non-GAAP line items from the Consolidated Statements of Income and Comprehensive Income, when shown in conjunction with the corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Possis further believes that where the adjustments used in calculating non-GAAP (pro forma) net income and non-GAAP (pro forma) net income per share are based on specific identified charges that impact different line items in the statements of income (including cost of medical products, selling, general and administrative and research and development expense), that it is useful to investors to know how these specific line items in the statements of income are affected by these adjustments. In particular, as Possis begins to apply FAS 123(R), it believes that it is useful to investors to understand how the expenses associated with the application of FAS 123(R) are reflected on its Consolidated Statements of Income and Comprehensive Income.



                 POSSIS MEDICAL, INC. AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                              (UNAUDITED)

                                              For Three Months Ended

                                             October 31,  October 31,
                                                 2005         2004
                                             ------------ ------------

Product sales................................$15,475,674  $17,501,988
Cost of sales and other expenses:
   Cost of medical products..................  4,230,155    4,304,339
   Selling, general and administrative.......  8,393,727    7,556,583
   Research and development..................  2,509,293    2,437,704
                                             ------------ ------------
Total cost of sales and other expenses....... 15,133,175   14,298,626
                                             ------------ ------------
Operating income.............................    342,499    3,203,362
Interest income..............................    403,449      286,432
(Loss) Gain on sale of securities............     (6,346)      18,081
                                             ------------ ------------
Income before income taxes...................    739,602    3,507,875
Provision for income taxes...................    474,000    1,315,000
                                             ------------ ------------
Net income...................................    265,602    2,192,875

Other comprehensive income, net of tax
 Unrealized (loss) gain on securities........    (99,000)     125,000
                                             ------------ ------------
Comprehensive income.........................   $166,602   $2,317,875
                                             ============ ============

Net income per common share:
  Basic......................................      $0.02        $0.12
                                             ============ ============
  Diluted....................................      $0.01        $0.11
                                             ============ ============
Weighted average number of common shares
 assumed outstanding:
  Basic...................................... 17,315,847   18,080,940
  Diluted.................................... 17,951,037   19,159,308

Note:

Net income for the first quarter of fiscal 2006 includes stock-based compensation expense of $702,000, net of tax, due to the implementation of FAS 123(R).

Net income for the first quarter of fiscal 2005 did not include stock-based compensation expense under FAS 123. The table below reflects net income and diluted net income per share for the first quarter of fiscal 2006 compared with first quarter of fiscal 2005 including the pro forma stock-based compensation expense as follows:


                                               Three Months Ended
----------------------------------------------------------------------
                                             October 31,  October 31,
                                                 2005         2004
----------------------------------------------------------------------
Net income -as reported for the first
 quarter of fiscal 2005.                                   $2,192,875
----------------------------------------------------------------------
Stock-based compensation expense, net of tax
 - as reported for the first quarter of
 fiscal 2005.                                               ($584,000)
----------------------------------------------------------------------
Net income, including the effect of stock-
 based compensation expense                     $265,602   $1,608,875
----------------------------------------------------------------------
Diluted net income per share - as reported
 for the first quarter of fiscal 2005.                          $0.11
----------------------------------------------------------------------
Stock-based compensation expense, net of
 tax, per share - as reported for the first
 quarter of fiscal 2005.                                        (0.03)
----------------------------------------------------------------------
Diluted net income per share, including the
 effect of stock-based compensation expense.       $0.01        $0.08
----------------------------------------------------------------------



                 POSSIS MEDICAL, INC. AND SUBSIDIARIES
            NON-GAAP (PRO-FORMA) CONSOLIDATED STATEMENTS OF
                    INCOME AND COMPREHENSIVE INCOME
                              (UNAUDITED)

                                              For Three Months Ended

                                             October 31,  October 31,
                                                 2005         2004
                                             ------------ ------------

Product sales................................$15,475,674  $17,501,988
Cost of sales and other expenses:
   Cost of medical products..................  4,128,155    4,304,339
   Selling, general and administrative.......  7,862,727    7,556,583
   Research and development..................  2,320,293    2,437,704
                                             ------------ ------------
Total cost of sales and other expenses....... 14,311,175   14,298,626
                                             ------------ ------------
Operating income.............................  1,164,499    3,203,362
Interest income..............................    403,449      286,432
(Loss) Gain on sale of securities............     (6,346)      18,081
                                             ------------ ------------
Income before income taxes...................  1,561,602    3,507,875
Provision for income taxes...................    594,000    1,315,000
                                             ------------ ------------
Net income...................................    967,602    2,192,875

Other comprehensive income, net of tax:
 Unrealized (loss) gain on securities........    (99,000)     125,000
                                             ------------ ------------
Comprehensive income.........................   $868,602   $2,317,875
                                             ============ ============

Net income per common share:
  Basic......................................      $0.06        $0.12
                                             ============ ============
  Diluted....................................      $0.05        $0.11
                                             ============ ============
Weighted average number of common shares
 assumed outstanding:
  Basic...................................... 17,315,847   18,080,940
  Diluted.................................... 17,951,037   19,159,308

Note: The impact of FAS 123(R) is excluded from the period ending October 31, 2005; the period ending October 31, 2004, is shown as reported.



                 POSSIS MEDICAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                              (UNAUDITED)

                                             October 31,    July 31,
ASSETS                                           2005         2005
                                             ------------ ------------

CURRENT ASSETS:
   Cash and cash equivalents................. $4,404,321   $5,257,244
   Marketable securities..................... 40,365,735   39,169,811
   Trade receivables (less allowance for
    doubtful  accounts and returns of
    $677,000 and $669,000, respectively).....  8,191,161    8,274,839
   Inventories...............................  5,962,800    5,830,204
   Prepaid expenses and other assets.........    938,420    1,158,214
   Deferred tax asset........................  1,042,000    1,042,000
                                             ------------ ------------
Total current assets......................... 60,904,437   60,732,312

PROPERTY AND EQUIPMENT, net..................  5,102,407    4,879,221
DEFERRED TAX ASSET........................... 11,820,958   12,113,949
OTHER ASSET..................................    440,425      425,914
                                             ------------ ------------

TOTAL ASSETS.................................$78,268,227  $78,151,396
                                             ============ ============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Trade accounts payable.................... $2,140,551   $1,355,402
   Accrued salaries, wages, and commissions..  2,225,055    3,212,525
   Other liabilities.........................  2,440,210    2,468,669
                                             ------------ ------------
     Total current liabilities...............  6,805,816    7,036,596

OTHER LIABILITIES............................    609,525      526,914

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
    Common stock-authorized, 100,000,000
     shares of $0.40 par value each; issued
     and outstanding, 17,259,137 and
     17,326,487 shares, respectively.........  6,903,655    6,930,595
   Additional paid-in capital................ 75,841,526   75,725,188
   Unearned compensation.....................     (6,000)     (15,000)
   Accumulated other comprehensive loss......   (339,000)    (240,000)
   Retained deficit..........................(11,547,295) (11,812,897)
                                             ------------ ------------
     Total shareholders' equity.............. 70,852,886   70,587,886
                                             ------------ ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...$78,268,227  $78,151,396
                                             ============ ============



                 POSSIS MEDICAL, INC. AND SUBSIDIARIES


                   AngioJet Key Business Indicators

                               Q1-05   Q2-05   Q3-05   Q4-05   Q1-06
----------------------------------------------------------------------
U.S. AngioJet Revenue -       $17,199 $15,585 $14,690 $15,609 $15,029
 $(000)
----------------------------------------------------------------------
U.S. Drive Units Sold              49      49      44      40      42
----------------------------------------------------------------------
U.S. Drive Units in the Field   1,371   1,422   1,461   1,509   1,560
----------------------------------------------------------------------
U.S. Catheter Utilization         9.3     8.3     7.8     8.2     7.5
----------------------------------------------------------------------
Gross Margin %                     75%     74%     72%     74%     73%
----------------------------------------------------------------------

Net Income Per Diluted Share    Q1-05   Q2-05   Q3-05   Q4-05   Q1-06
Net income per diluted share -
 as reported for prior periods
 (1)                            $0.11   $0.09   $0.06   $0.07     N/A
Stock-based compensation
 expense, not of tax, per
 share (2)                     $(0.03) $(0.04) $(0.04) $(0.07) $(0.04)
Net income per share including
 the effect of stock-based
 compensation expense (3)       $0.08   $0.05   $0.02   $0.00   $0.01

Notes:
1. Net income and net income per share prior to fiscal 2006 did not include stock-based compensation expense under FAS 123.
2. Stock-based compensation expense and stock-based compensation expense per share prior to fiscal 2006 is calculated based on FAS 123 as previously disclosed in Possis' financial statement footnotes.
3. Net income and net income per share prior to fiscal 2006 represents pro forma information based on FAS 123 as previously disclosed in Possis' financial statement footnotes.



    CONTACT: Possis Medical, Inc., Minneapolis
             Jules L. Fisher, 763-450-8011
             Jules.Fisher@possis.com